Exhibit 23.1



                          Consent of Ernst & Young LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 on Form S-3) and related Prospectus of Navarre Corporation for the registration of 16,000,000 shares of its Common Stock and to the incorporation by reference therein of our report dated April 24, 1998, with respect to the consolidated financial statements and schedule of Navarre Corporation included in its Annual Report on Form 10-K for the year ended March 31, 1998 filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 9, 1998